Exhibit 99.1

              Stratagene Reports First Quarter Results;
               Company Updates 2006 Financial Guidance

    LA JOLLA, Calif.--(BUSINESS WIRE)--May 4, 2006--Stratagene Corporation (Nasdaq:STGN), a developer, manufacturer and marketer of specialized life science research and diagnostic products, today released financial results for the first quarter of 2006 ended March 31, 2006.
    For the first quarter of 2006, revenue was $24.3 million, compared with revenue of $24.6 million in the first quarter of 2005. Excluding the impact of foreign currency exchange movements, which negatively affected revenue in the first quarter of 2006, revenue for the first quarter of 2006 increased 1.6% compared with the first quarter of 2005.
    "We have continued to execute our long-term strategy focused on bringing innovative new products to the market that meet the emerging needs of our customers," said Joseph A. Sorge, M.D., President and CEO of Stratagene. "In the first quarter we launched three new software solutions, which are gaining traction and have the ability to become the standard for pathway and microarray analysis. In addition, we enhanced our line-up of high-fidelity PCR enzymes and extended our market leadership in phosphatase enzymes with a number of new product introductions. Despite these successes, and as expected, our first quarter year-over-year sales comparison was negatively impacted by a decline in older products associated with gene discovery and cloning systems and by the effects of the strengthening dollar on our foreign sales. While we expected a decline in our older, legacy product sales, the impact to the first quarter results was greater than expected. The year-over-year decline in first quarter 2006 product sales was also negatively impacted by an increase in product backlog. If this increase in backlog were eliminated from the comparison and after considering the foreign currency exchange movement, revenues would have increased by 3.0% in the first quarter of 2006.
    "Looking ahead, we expect to devote a predominance of our product development resources to growth opportunities in the areas of molecular detection solutions for the molecular diagnostics market," continued Dr. Sorge. "To date, we have already developed a number of innovative products and as a result, we expect sales related to gene analysis products in the areas of quantitative PCR ("QPCR") instruments and reagents to increase throughout 2006."
    In March 2006, Stratagene announced that Bayer Healthcare, Diagnostics Division, a member of the Bayer Group (NYSE: BAY), will purchase customized Mx3005P(TM) QPCR instrument systems for use by Bayer in the worldwide molecular diagnostics marketplace.
    "Currently, we are customizing our Mx3005P instrument systems for the new platform that Bayer is developing for performing molecular diagnostics tests. During the development stage of the contract, Stratagene will recognize contract revenues upon completion of milestone activities," said Dr. Sorge. "Stratagene recognized $355,000 of revenues related to this development program in the first quarter of 2006. Based upon current development timelines, we expect to complete the development activities in 2006 and regulatory submission activities for the customized instrument will continue in 2007. This strategic relationship with Bayer for a custom QPCR instrument and our strategic relationship with Focus Diagnostics for the development of molecular diagnostics products demonstrate our progress toward executing our molecular diagnostics strategy."
    "Within our clinical diagnostics business, our allergy product line grew 12.9% in the first quarter of 2006 compared with the first quarter of 2005. This part of our core business remains profitable and contributes to our financial flexibility," concluded Dr. Sorge.
    For the first quarter of 2006, Stratagene generated net income of $1.1 million, or $0.05 per diluted share, compared with $2.9 million, or $0.13 per diluted share, in the comparable quarter of 2005. Earnings in the first quarter of 2006 were negatively impacted by approximately $1.1 million or $0.03 per diluted share after income taxes for legal expenses associated with patent litigation matters when compared with the same period of the prior year. Earnings in the first quarter of last year also included $530,000 or $0.02 per diluted share in other income from a litigation settlement payment received by Stratagene and recorded in that period which was not repeated in the first quarter of 2006.
    As of March 31, 2006, total cash and cash equivalents were approximately $30.6 million and total assets were $115.5 million. The total cash figure includes approximately $21 million set aside in January 2006 in a restricted account as collateral for an appeal bond while the Company appeals the district court judgment and damages award in the matter of Third Wave Technologies, Inc. vs. Stratagene Corporation. The bond will remain in place until the patent infringement matter is concluded and Stratagene and the surety holder are released from liability by the court or the amount of the final judgment, if any, is paid. Stratagene currently has approximately $9.2 million in unrestricted cash which is not impacted by the bond arrangements and Stratagene remains cash flow positive. The total amount of outstanding long-term debt is approximately $4.0 million and final payments on such long-term debt are due in 2022. Stratagene also has a $9.0 million revolving line of credit in place which has a zero balance currently outstanding.
    Gross margin decreased to 64.6% of revenues for the first quarter of 2006 compared with 65.5% of revenues for the same quarter of 2005. The gross margin in 2006 was affected by lower pricing on instruments and certain legacy research product sales and by the affect of a relatively high level of fixed manufacturing costs that were spread over lower product sales in the first quarter of 2006 compared with the first quarter of 2005. The gross margin percentage does not consider the contract revenues recognized in the first quarter of 2006.
    Research and development expenses increased 17.3% to $3.4 million in the first quarter of 2006 compared with $2.9 million in the first quarter of 2005 primarily related to higher Mx(TM) instrument development costs associated with the Bayer agreement and additional costs incurred in developing the recently released biology-focused pathway analysis software.
    Selling and marketing expenses increased 11.6% to $5.6 million in the first quarter of 2006 compared with $5.0 million in the first quarter of last year, primarily related to increased personnel costs and additional marketing expenditures associated with new life science product releases in late 2005 and early 2006.
    General and administrative expenses increased 21.9% in the first quarter to $5.0 million compared with $4.1 million in the first quarter of 2005. General and administrative expenses in the first quarter of 2006 were impacted by the aforementioned higher legal expenses of $1.1 million.
    Earnings in the first quarter of 2006 include approximately $170,000, or approximately $0.01 per diluted share after income taxes of non-cash share-based compensation expense associated with the implementation on January 1, 2006 of FAS 123R "Share-Based Payments" under the modified prospective method. The charges relate to outstanding stock options granted by the Company and shares purchased through the Employee Stock Purchase Plan. The first quarter of 2005 was not impacted by this accounting charge.
    "Based upon our first quarter results and our current outlook for the remainder of 2006, we now believe that the faster-than-expected decline in some of our legacy life science product sales will have a meaningful impact on revenue and earnings this year," said Steve Martin, Vice President and CFO of Stratagene. "As a result, we are reducing our revenue guidance by $2 million and after adjusting planned expenditures we expect a net impact to earnings per share of approximately $0.07 to $0.08 for 2006. Despite the slowdown in revenue growth, we will continue to invest in research and development focused on furthering our innovative molecular diagnostics strategy and bringing other innovative products to the market. This commitment is expected to consequently increase our research and development expenses as a percent of revenues to between 13% and 15%," concluded Mr. Martin.

    Updated Outlook for the Full Year 2006

    --  Revenue expected to be between $98 and $102 million.

    --  Gross margin expected to range from 63% to 65% of revenues.

    -- Research and development expenses expected to range from 13% to 15% of revenues.

    -- GAAP earnings per share expected to range from $0.30 to $0.33 per share. This includes the expected $1.1 million pre-tax affect ($0.03 per diluted share) from the implementation of FAS 123R in 2006

    --  Expected effective tax rate of 33%

    --  Expected fully diluted share count of 22.7 million.

    Conference Call Today

    Stratagene will host a conference call and webcast today, Thursday, May 4, 2006, at 4:30 p.m. Eastern Time to discuss the Company's first quarter 2006 results, outlook for 2006, and current corporate developments. The dial-in number for the conference call is 800-366-7417 for domestic participants and 303-262-2191 for international participants.
    A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will remain available for seven days. It can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using the passcode 11058663#. To access the live webcast of the call, go to Stratagene's website at http://www.stratagene.com and click on the Investors icon. An archived webcast will also be available at http://www.stratagene.com.

    About Stratagene Corporation

    Stratagene is a developer, marketer and manufacturer of specialized life science research and diagnostic products. The Company's life science research unit supports advances in science by inventing, manufacturing and distributing products that simplify, accelerate and improve research. These products are used throughout the academic, industrial and government research sectors in fields spanning molecular biology, genomics, proteomics, drug discovery and toxicology. The Company's diagnostic unit develops and manufactures products for urinalysis, and high quality automated instrument and reagent systems that use blood samples to test for more than 1,000 different allergies and autoimmune disorders. In addition, by combining its expertise in diagnostics and molecular biology, as well as its experience with FDA regulatory procedures, the Company is pursuing opportunities to expand its product portfolio to include molecular diagnostic kits and instrumentation. More information is available at www.stratagene.com.

    Safe Harbor Statement

    Certain statements in this news release that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Stratagene generally identifies forward-looking statements by using words like "believe," "intend," "target," "expect," "estimate," "may," "should," "plan," "project," "contemplate," "anticipate," "predict" or similar expressions. You can also identify forward-looking statements by discussions of strategies, plans or intentions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of Stratagene to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements are risks associated with the company's inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, the company's ability to compete effectively in the diagnostics and life science research markets, variability of the company's quarterly revenues and operating results, the failure of the company to retain key employees, the company's ability to obtain additional debt or equity financing, the possibility of declining sales due in part to a reduction in research and development budgets or government funding, the company's ongoing ability to protect its own intellectual property rights and to avoid violating the intellectual property rights of third parties, extended manufacturing difficulties and currency fluctuations. For more information about these and other factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements please see Item "1A. Risk Factors" included in Stratagene's Annual Report on Form 10-K for the year ended December 31, 2005 and in other reports filed by Stratagene from time to time with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q.





                STRATAGENE CORPORATION AND SUBSIDIARIES
                              (unaudited)
               (in thousands, except earnings per share)

CONDENSED CONSOLIDATED INCOME STATEMENTS
--------------------------------------------------------------------


                                                 Three Months Ended
                                                      March 31,
                                                 -------------------
                                                     2006      2005
                                                 --------- ---------

Revenues                                          $24,256   $24,600

Costs and expenses:
Cost of product sales                               8,464     8,466
Research and development                            3,389     2,889
Selling and marketing                               5,570     4,993
General and administrative                          5,004     4,106
Other operating costs                                 171        20
                                                 --------- ---------
Total operating costs and expenses                 22,598    20,474
                                                 --------- ---------
Income from operations                              1,658     4,126
Other income and expenses:
Loss on foreign currency transactions                 (24)     (114)
Other income, net                                      48       533
Interest expense                                     (313)      (99)
Interest income                                       288         5
                                                 --------- ---------
Total other income (expense)                           (1)      325
                                                 --------- ---------
Income before income taxes                          1,657     4,451
Income tax expense                                    554     1,516
                                                 --------- ---------
Net income                                         $1,103    $2,935
                                                 ========= =========

Earnings per share:
Basic                                               $0.05     $0.13
Diluted                                             $0.05     $0.13

Weighted average shares:
Basic                                              22,325    22,031
Diluted                                            22,715    22,131


CONDENSED CONSOLIDATED BALANCE SHEETS
-------------------------------------------------  Mar 31,  Dec. 31,
                                                     2006      2005
                                                 --------- ---------
 Cash and cash equivalents, unrestricted           $9,205   $40,508
 Cash, restricted                                  21,428       192
 Other current assets                              39,600    38,440
 Property and equipment, net                       11,116    11,267
 Goodwill                                          27,234    27,234
 Other assets, net                                  6,883     7,041
                                                 --------- ---------
  Total assets                                   $115,466  $124,682
                                                 ========= =========

 Current portion of long-term debt                   $249    $5,740
 Dividend payable                                       -     5,571
 Other current liabilities                         48,940    48,887
 Long-term debt, less current portion               3,775     3,775
 Other long-term liabilities                        2,273     2,219
 Stockholders' equity                              60,229    58,490
                                                 --------- ---------
       Total liabilities and
        stockholders' equity                     $115,466  $124,682
                                                 ========= =========



CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------


                                                   Three Months Ended
                                                         March 31,
                                                      ----------------
                                                         2006    2005
                                                      -------- -------
Cash flows from operating activities:
   Net income                                          $1,103  $2,935
   Depreciation and amortization                          890     956
   Stock-based compensation                               252     179
   Other items, net                                    (1,029)   (623)
                                                      -------- -------
      Net cash provided by operating activities         1,216   3,447
                                                      -------- -------
Cash flows from investing activities:
   Purchases of property and equipment                   (427)   (392)
   Additions to intangible assets                        (141)   (321)
Changes in restricted cash                            (21,236)   (163)
   Other items, net                                         -     131
                                                      -------- -------
      Net cash used in investing activities           (21,804)   (745)
                                                      -------- -------
Cash flows from financing activities:
   Principal payments on debt, net                     (5,500) (3,750)
Dividend to shareholders                               (5,571)      -
   Other items, net                                       266      96
                                                      -------- -------
      Net cash used in financing activities           (10,805) (3,654)
Effects of foreign currency exchange rates on cash         90     (17)
                                                      ======== =======
   Net decrease in cash and cash equivalents          (31,303)   (969)
Cash and cash equivalents at beginning of period       40,508   4,890
                                                      -------- -------
Cash and cash equivalents at end of period             $9,205  $3,921
                                                      ======== =======


    CONTACT: Stratagene Corporation
             Steve Martin, (858) 373-6303
               or
             EVC Group, Inc.
             Investors:
             Douglas Sherk / Jennifer Beugelmans, (415) 896-6820
             Media:
             Steve DiMattia, (646) 277-8706